EXHIBIT 99.1
FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN INC. AND SANOFI US MUTUALLY AGREE TO TERMINATE
U.S. PARTNERSHIP FOR PA8140/PA32540

FDA Provides Preliminary Approval for Tradename ‘YOSPRALA’
Pending Approval of the PA8140/PA32540 NDA

Chapel Hill, N.C., December 1, 2014 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced that it and Sanofi US have mutually agreed to terminate their agreement for commercialization of the investigational products, PA8140 and PA32540 effective November 29, 2014. As of the effective date of the termination, all licenses granted to Sanofi US will be terminated and all rights to the products will revert to POZEN.

Additionally, the proposed tradename for these products, YOSPRALA, was provisionally approved by the U.S. Food and Drug Administration (FDA) pending final approval of the New Drug Application (NDA).  In the future, PA8140 will be referred to as YOSPRALA 81/40 (enteric-coated aspirin 81 mg/immediate release omeprazole 40 mg) and PA32540 (enteric-coated aspirin 325 mg/immediate release omeprazole 40 mg) will be referred to as YOSPRALA 325/40.

“Our goal at POZEN continues to be to maximize shareholder return. Management and the Board of Directors are taking this opportunity to evaluate all strategic options for YOSPRALA and POZEN,” said Dr. John Plachetka, Chairman, President and Chief Executive Officer.  “As we continue to work with the FDA during these final weeks leading up to our December 30th PDUFA date, we are very happy with the current FDA-proposed package insert.  With respect to how well YOSPRALA may perform in the marketplace, we believe that the clinical profile of the drug, as described in the current FDA-proposed package insert, will meet or exceed the assumptions we made when we started our development and evaluated the commercial potential for this product.  Given that the target population for YOSPRALA could exceed 20 million patients in the US, we will be fully engaged in the near term evaluating strategic options available to the company.”

Two (2) phase 3 clinical studies randomized 1,049 subjects to either investigational YOSPRALA 325/40 (enteric-coated aspirin 325 mg/immediate release omeprazole 40 mg) or EC aspirin 325 mg for 6 months of treatment.  Subjects taking YOSPRALA 325/40 reported 63 percent fewer (p<0.001) gastric ulcers than those taking 325 mg enteric-coated aspirin.  In addition, patients taking YOSPRALA 325/40 reported 82% fewer (p<0.001) discontinuations due to pre-specified upper gastrointestinal (GI) adverse events than patients taking 325 mg enteric-coated aspirin. Major adverse cardiac events (MACE) were similar between treatment groups and occurred in 1.7% of subject on YOSPRALA 325/40 and 2.5% of subjects on enteric-coated aspirin 325 mg. Seventy-two percent (72%) of subjects on YOSPRALA 325/40 reported any adverse events compared to 85% of subjects on EC aspirin 325 mg.  The most commonly reported adverse events with YOSPRALA 325/40 were gastritis, erosive gastritis, dyspepsia, duodenitis, nausea, esophagitis, diarrhea, gastric polyps, and non-cardiac chest pain.

Webcast

POZEN will host a webcast Monday, December 1, 2014 at 8:30 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About YOSPRALA (Formerly known as PA)

POZEN has created a portfolio of investigational integrated aspirin therapies - the YOSPRALA product platform. The products in the YOSPRALA portfolio are being developed with the goal of significantly reducing GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are YOSPRALA 81/40, containing 81 mg of aspirin, and YOSPRALA 325/40, containing 325 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is intended for oral administration once a day and an indication is being sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

About POZEN Inc.

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results, our ability to return value to our stockholders, including any cash distributions, and our future prospects could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to further license our YOSPRALA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies or due to issues with third-party manufacturers, or the failure to obtain such approval of our product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca and Horizon for the sales and marketing of VIMOVO®, our dependence on Patheon for the manufacture of YOSPRALA 81/40 and YOSPRALA 325/40; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2014. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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